EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Coca-Cola Enterprises Inc. 2007 Incentive Award Plan of our reports dated February 13, 2007, with respect to the consolidated financial statements and schedule of Coca-Cola Enterprises Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Coca-Cola Enterprises Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Coca-Cola Enterprises Inc., filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP

Atlanta, Georgia
September 7, 2007